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                                                                     Exhibit 4.4

                      ACTION BY UNANIMOUS WRITTEN CONSENT
                                       OF
                             THE BOARD OF DIRECTORS
                                       OF
                           VENTURI TECHNOLOGIES, INC.

     The undersigned, being all of the directors of Venturi Technologies, Inc. (the "Company"), a Nevada corporation, acting pursuant to Section 78.315 of the Nevada Corporations Code, do hereby approve and adopt, in our capacity as directors of this corporation, acting without a meeting, the following resolutions:

Creation of Series C Preferred Stock

          WHEREAS, the Board of Directors deems it to be in the best interest of the Company to establish a series of preferred stock to be issued in a private placement of such securities in order to raise capital for the Corporation.

          NOW, THEREFORE, BE IT RESOLVED, that the Company hereby establishes a series of preferred stock with up to 1,000,000 shares authorized to be issued at an original issue price of $2.05 per share.

          FURTHER RESOLVED, that the series of preferred stock established hereby shall be 6% Cumulative Convertible Non-Voting Preferred
     Stock, and the designations, preferences, limitations, and relative rights, including voting rights, of the 6% Cumulative Convertible Non-Voting Preferred Stock, shall be as set forth in the Certificate of Designation of Preferences, Limitations and Relative Rights attached hereto as Exhibit A.

          FURTHER RESOLVED, that the officers of the Corporation are directed to file such documents as are necessary to effect the recording and filing of these resolutions and the establishment of the 6% Cumulative Convertible Non-Voting Preferred Stock with the Nevada Secretary of State and any other government agency which would be necessary or helpful.

     IN WITNESS WHEREOF, the undersigned have executed this Unanimous Written Consent as of July __, 1998.

                                                            /s/Gaylord Karren
                                                           ---------------------
                                                            Gaylord Karren



                                                           ---------------------
                                                            John Hopkins
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EXHIBIT A

         6% CUMULATIVE CONVERTIBLE NON-VOTING SERIES C PREFERRED STOCK
                          1,000,000 Shares Authorized

     The Board of Directors of the Company has established by resolution, a 6% Cumulative Convertible Non-Voting Series C Preferred Stock, and has authorized the issuance of up to 1,000,000 shares of such stock.

     The 6% Cumulative Convertible Non-Voting Series C Preferred Stock established by resolution of the Board of Directors of the Company shall have the following preferences, limitations and relative rights:

          i.   Dividends

     (1) Dividend Preference. The holders of outstanding shares of Series C Preferred Stock shall be entitled to receive cumulative quarterly dividends at the annual rate of 6% per annum, which dividends shall be paid in cash or by the issuance of shares of the Company's common stock, par value $0.001 per share ("Common Stock") based on the thirty (30) day average closing bid price of the Common Stock prior to the dividend date, provided that if there is no trading in the Common Stock for thirty (30) days prior to the dividend date, the dividend shall be calculated using a value of the Common Stock of $5.00 per share.

     (2) Dividend Record Date. The record date for determining holders of Series C Preferred Stock entitled to a stock dividend shall be the last day of the quarter for which a dividend is being declared ("Record Date").

     (3) Priority of Dividends. As long as shares of the Series C Preferred Stock shall be outstanding, if the Company shall be in default or in arrears in respect to the payment of stock dividends on the Series C Preferred Stock or any stock previously or subsequently issued that is of equal priority to the Series C Preferred Stock ("Parity Stock"), the Company shall not declare, pay or set apart any funds for the payment of dividends, redemption, repurchase, retirement or sinking fund payment on any of the Common Stock. The Series C Preferred Stock shall have equal priority with the Series A and Series B Preferred Stock with respect to the payment of dividends.

     (4) Payment of Accumulated Dividends. Dividends in arrears with respect to the Series C Preferred Stock may be declared and paid at any time by the Company without interest or premium and shall be paid, as in the case of regular dividends, to the holders of record of the Series C Preferred Stock on the Record Date established with respect to such payment in arrears.
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               ii.    Liquidation Rights.

         (1) Liquidation Preference. In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the holders of the Series C Preferred Stock shall be entitled to receive, after all debts are paid, out of the assets of the Company, pro-rata with the holders of Series A and Series B Preferred Stock and the holders of any Parity Stock, the sum of $2.05 per share plus an amount equal to the dollar value of all accumulated and unissued stock dividends thereon to the date fixed for liquidation, dissolution or winding up, before any payment shall be made or any assets distributed to the holders of Common Stock.

         (2) Priority. If, upon any such liquidation, dissolution or winding up of the Company, the assets to be distributed among the holders of the Series C Preferred Stock are insufficient to permit the payment to such holders of the full amount specified in the previous paragraph, then the entire assets of the Company legally available for distribution shall be distributed with equal priority and pro-rata among the holders of the Series A Preferred Stock, the Series B Preferred Stock, and the Series C Preferred Stock in proportion to the numbers of shares of Series A Preferred Stock, Series B Preferred Stock, and the Series C Preferred Stock held by them.

         (3) Remaining Assets. After payment of the full $2.05 per share liquidation preference plus any accumulated and unpaid dividends, the holders of the Series C Preferred Stock will not share in any other assets of the Company distributed to holders of equity securities.

         (4) Reorganization. Neither the voluntary sale, conveyance, exchange or transfer of all or any part of the property or assets of the Company, nor the consolidation, merger or other business combination of the Company with or into any corporation, shall be considered a voluntary or involuntary liquidation, dissolution, or winding up of the Company.

               iii. Conversion. The holders of the Series C Preferred Stock shall have conversion rights as follows:

         (1)   Right to Convert. Holders of shares of Series C Preferred
         Stock shall have the right, exercisable at any time, to convert any or all of such Stock into shares of Common Stock of the Company on the basis one (1) share of Common Stock for each share of Series C Preferred Stock at the office of the Corporation or any transfer agent for the Series C Preferred Stock, provided that the conversion ratio shall be adjusted to take into account any unpaid dividends.

         (2) Merger or Reclassification. In the event of any merger of the Company with or into any other corporation (other than a merger in which the Company is a surviving corporation) or in the event of any sale or transfer of all or substantially all of the assets of the Company, or in the event of a reclassification, capital reorganization or change of outstanding shares of common stock, any holder of the Series C Preferred Stock will be entitled after the occurrence of such event, to receive on conversion the consideration which the holder would
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have received had such holder converted such holder's Series C Preferred Stock to Common Stock immediately prior to the occurrence of the event, and had such holder elected to receive the consideration in the form and manner elected by the holders of Common Stock.

(3) Mechanics of Conversion. Before any holder of Series C Preferred Stock shall be entitled to convert the same into shares of Common Stock, and to receive certificates therefor, he or she shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series C Preferred Stock, and shall give written notice to the Corporation at such office that he or she elects to convert the same. The Corporation shall, as soon as practicable after such notice, issue and deliver at such office to such holder of Series C Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which he or she shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series C Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date; provided, however, that if the conversion is in connection with an underwritten offer of securities registered pursuant to the Securities Act of 1933, as amended, the conversion may, at the option of any holder tendering Series C Preferred Stock for conversion, be conditioned upon the closing of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock issuable upon such conversion of the Series C Preferred Stock shall not be deemed to have converted such Series C Preferred Stock until immediately prior to the closing of the sale of such securities.

(4) No Impairment. The Corporation will not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this Section and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series C Preferred Stock against impairment.

(5) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Series C Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding shares of the Series C Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series C Preferred Stock, the Corporation shall take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

     iv. Voting. The shares of Series C Preferred Stock shall have no vote on any matter coming before a vote of, or requiring action of, the equity holders of the Company,
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unless and until such shares are converted to Common Stock, unless otherwise expressly provided herein or as required by law.

        v.      Amendments and Changes.

(1) No Series Voting. Other than as provided herein or in the Company's bylaws, there shall be no series voting.

(2) Approval by Class. As long as any of the Series C Preferred Stock shall be issued and outstanding, the Company shall not, without first obtaining the approval (by vote or consent as provided by law) of the holders of a majority of the total number of shares of the Series C Preferred Stock and a majority of the Common Stock outstanding:

                (a) alter or change the rights, preferences, or privileges of the Series C Preferred Stock materially or adversely; or

                (b) increase the authorized number of shares of Series C Preferred Stock; or

                (c) create any new class of shares having rights, preferences or privileges senior to the Series C Preferred Stock holders as to dividend rights, redemption rights or liquidation rights.

        vi. Notices. Any notice required by the provisions of this Designation to be given to the holders of Series C Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at such holder's address appearing on the books of the Company.


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                     CERTIFICATE OF PRESIDENT AND SECRETARY

KNOW ALL MEN BY THESE PRESENTS

     That the undersigned John Hopkins, President of Venturi Enterprises, Inc., a Nevada corporation (the "Corporation"), and Ronald Karren, Secretary of the Corporation to hereby certify that the Articles of Incorporation for the Corporation provide that Series of preferred stock may be established by resolution of the Board of Directors, and that the above and foregoing Certificate of Designation of Preferences, Limitations and Relative Rights of said Corporation was duly and regularly adopted as such by a resolution of all of the members of the Board of Directors of the Corporation on July____, 1998.

     DATED: July _____, 1998.


                                             _________________________________
                                             John Hopkins, President



                                             _________________________________
                                             Ronald Karren, Secretary


                                 ACKNOWLEDGMENT

STATE OF UTAH       )
                    ) ss
COUNTY OF SALT LAKE )

     On the ______ day of July, 1998, personally appeared before me John Hopkins, President of Venturi Technology Enterprises, Inc. and Ronald Karren, Secretary of Venturi Technology Enterprises, Inc., personally known to me or proved to me on the basis of satisfactory evidence to be the persons whose names are signed on the preceding document, and acknowledged to me that they signed it voluntarily for its stated purpose.



                                               _________________________________
                                                Notary Public